Exhibit 4.47
FEE AGREEMENT
THIS FEE AGREEMENT (this “Agreement”) is made by and between SPHERE 3D CORP., a corporation incorporated under the laws of the Province of Ontario (“Maker”) and O’Melveny & Myers LLP (“Payee”) and is dated as of April 2, 2021.
WHEREAS, Maker has issued to Payee a Secured Promissory Note (the “Note”) dated as of August 27, 2020, pursuant to which Maker promised to pay to Payee US$1,102,707.91, together with accrued interest and other Obligations (as defined in the Note) on December 30, 2020 (or earlier in certain circumstances), after which a Late Fee (as defined in the Note) would become due and payable to Payee pursuant to Section 3 of the Note; and Maker has not paid the Note and the parties desire to enter into this Agreement to adjust the Late Fee payment provision as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Extension Fee. In addition to its obligations under the Note, Maker hereby agrees to pay to Payee US$118,000 (the “Extension Fee”) on or before the earlier of (a) June 24, 2021 and (b) the date that is five (5) days following the first closing by the Company of its issuance and sale of debt or equity securities in a public offering or private placement transaction (other than to officers, directors or employees of the Company pursuant to the Company’s equity incentive plans) (such earlier date, the “Extension Date”).

2.Modification of Late Fee and Default Interest Rate. Maker and Payee agree that, if (and only if) all amounts due under the Note (excluding the Late Fee) plus the Extension Fee are fully paid to Payee on or before the Extension Date, then (a) the Late Fee will not become due and payable under the Note and (b) interest accruing from January 1, 2021 through the Extension Date shall not be increased to the default rate of interest set forth in the second paragraph of the Note (and shall remain at 1.68%, compounded annually). If such amounts are not fully paid to Payee on or before the Extension Date, then the Late Fee shall be fully due and payable in addition to all such amounts (except that the Late Fee shall be reduced by the amount of the Extension Fee) that are or become due under the Note, and the default rate of interest shall accrue as of January 1, 2021.

3.Effect of Agreement; Waivers. Except as otherwise explicitly provided in this Agreement, the Note is, and remains, in full force and effect, unmodified in any way, and each of the parties retains all rights and obligations arising and accruing thereunder. This Agreement does not constitute a waiver of any party’s rights or obligations under the Note. For the avoidance of doubt, the Extension Fee is and shall constitute a part of the “Obligations” under the Note, as defined therein. The provisions of Section 10 of the Note shall apply, mutatis mutandis, to the terms of this Agreement.
4.Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF MAKER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

5.Acknowledgement. Maker hereby waives the benefit of any statute or rule of law or judicial decision, including without limitation California Civil Code § 1654, which would otherwise require that the provisions of this Agreement be construed or interpreted most strongly against the party responsible for the drafting thereof. Maker confirms that Maker has had full opportunity to review the terms of this Agreement with counsel of its own choosing, and that neither Payee, nor any of its partners, owners or employees, has represented the Company or any other person as counsel or otherwise in connection with the preparation, negotiation or execution of this Agreement, or in any other manner with respect to the transactions contemplated by this Agreement or the Note.
6.Counterparts. This Note may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. The facsimile or portable document format (i.e., PDF) signatures of any party hereto shall be deemed to be an original signature of such party, valid and effective for all purposes
IN WITNESS WHEREOF, Maker and Payee have executed this Fee Agreement as of the day and year first written above.

SPHERE 3D CORP. By: /s/ Peter Tassiopoulos Name: Peter Tassiopoulos Title: CEO

O’MELVENY & MYERS LLP

By:    /s/ Paul Sieben
Name:    Paul Sieben
Title: Partner

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